Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Second Quarter 2010 Results

- Posts record North American revenue of $2.1 million fueled by initial shipments to Verizon

Wireless authorized retailers -

- Reduces second quarter operating expenses to $3.1 million, down 36% year-over-year -

- Completes China loan financing for $1.5 million -

SAN DIEGO, CA – Aug. 10, 2010 – Axesstel (OTCBB: AXST), a leading provider of fixed wireless voice and broadband data products, reported results for its second quarter and six months ended June 30, 2010.

Axesstel reported revenues for the second quarter of 2010 of $11.2 million. Net loss for the period was $1.4 million, or $0.06 loss per share.

Clark Hickock, CEO of Axesstel, stated, “As expected the second quarter has been a transitional quarter. We continued to execute on our four key initiatives to drive sales in our core markets, increase margins and improve our performance in the second half of 2010. They remain as follows:

•	To commercially launch our re-engineered, lower cost lines of phones and modems;

•	To expand sales of broadband modems for tier 1, 2 and 3 carriers in North America;

•	To expand sales of 3G data and VoIP gateways in Europe; and

•	To realize approximately $4 million of annualized operating expense savings in 2010, representing a reduction of over 20% compared to 2009.”

“During the second quarter, we made significant progress on our strategy. We are completing the transition to our re-engineered phone and data product lines, and we have begun to deliver samples to our customers for homologation and testing. We expect to begin delivery of larger volume orders in the second half of 2010. In addition, we achieved an important milestone in North America with the initial shipment of our Verizon Network Ready Wi-Fi broadband gateways for sales to authorized retailers. Our relationship with the Verizon Wireless community extends our reach to well-established new markets for our high performance, feature-rich gateway product. We are gaining traction in the U.S. market and reported record revenue from North America in the quarter. Also, working closely with a Tier 1 European carrier, we completed development of our customized 3G data and VoIP Gateway and received the first purchase orders for more than 19,000 devices, which are scheduled for delivery beginning in the third quarter. Finally, we have reduced operating expenses by $2.3 million to date, compared to the first six months of 2009, positioning us to achieve $4 million of annualized operating expense savings in 2010,” added Hickock.

Financial Results

Revenues for the second quarter of 2010 were $11.2 million, compared to $11.9 million in second quarter 2009. Data products contributed 90% of revenues and voice products 10% in the second quarter 2010, compared to data products with 83% and voice products with 17% in the second quarter of 2009. Gross margin for the second quarter 2010 was $2.0 million, or 18% of revenue, which was impacted by $267,000 write-offs of obsolete inventory and the sale of some aged finished goods inventory at low margins. This compares to $2.8 million, or 23% of revenue for the same period last year. Second quarter 2010 operating expenses decreased to $3.1 million, down 36% from $4.8 million in the second quarter of 2009. Second quarter 2010 net loss was $1.4 million, or $0.06 per share, compared to second quarter 2009 net loss of $2.2 million, or $0.09 per share.

For the six months ended June 30, 2010, the company reported revenue of $26.7 million, compared to $25.6 million for the first half of 2009. Net loss for the first half of 2010 was $2.8 million, or $0.12 per share, compared to a net loss of $4.4 million, or $0.19 per diluted share, in the prior year’s first half.

Pat Gray, Axesstel’s CFO, stated, “We believe our cost savings and financing activities have positioned us well for the second half of the year. Second quarter operating expenses were at the lowest level in the past five years on a quarterly basis. We completed the transition of our research and development activities to China ahead of schedule, which will further reduce operating expenses in the second half of the year. We continue to target profitability at approximately $60 million of annual revenue, subject to gross margins returning to the low twenties.”

As of June 30, 2010, the cash and cash equivalents balance was $770,000, compared to $602,000 as of December 31, 2009. Working capital was a deficit of $9.9 million at June 30, 2010. The company continues to fund its working capital needs through financing of accounts receivable backed by credit insurance or letters of credit. Axesstel ended the quarter with $4.8 million in working capital financing including $3.3 million under the company’s account receivable financing facility and $1.5 million under a line of credit with a commercial bank in China. The new line of credit facility was completed in April with current terms at 5% per annum with a one year initial term.

Recent Highlights

•	Shipped initial order of MV440 Wi-Fi Gateways for sale to Verizon Wireless authorized retailers.

•	Received first purchase orders for more than 19,000 3G data and VoIP Gateways from a Tier 1 European carrier.

•	Established $1.5 million credit facility in China.

Conference Call

Axesstel will host a conference call at 8:00 a.m. PT (11:00 a.m. ET) today, August 10, 2010 to discuss its second quarter 2010 results. Participating in the call will be Clark Hickock, chief executive officer; and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID/password will be 85553394. If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available at 2:00 p.m. ET through Thursday, August 12th at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code will be 85553394.

About Axesstel, Inc.

Axesstel (OTCBB:AXST) is a globally recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G and VoIP gateways, machine to machine applications, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2010 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2010	June 28, 2009	June 30, 2010	June 28, 2009
Revenues	$11,201,874	$11,904,143	$26,678,363	$25,647,324
Cost of goods sold	9,154,223	9,110,005	22,039,669	20,603,086

Gross margin	2,047,651	2,794,138	4,638,694	5,044,238

Operating expenses
Research and development	584,103	902,451	1,456,453	1,929,874
Selling, general and administrative	2,465,950	3,868,150	5,279,440	7,071,653

Total operating expenses	3,050,053	4,770,601	6,735,893	9,001,527

Operating loss	(1,002,402)	(1,976,463)	(2,097,199)	(3,957,289)

Other income (expense)
Interest expense, net	(357,737)	(294,683)	(669,886)	(501,518)
Other, net	—	75,365	(133)	63,367

Total other income (expense)	(357,737)	(219,318)	(670,019)	(438,151)

Loss before provision for income taxes	(1,360,139)	(2,195,781)	(2,767,218)	(4,395,440)
Income tax provision	—	—	—	—

Net loss	$(1,360,139)	$(2,195,781)	$(2,767,218)	$(4,395,440)

Loss per share:
Basic	$(0.06)	$(0.09)	$(0.12)	$(0.19)

Diluted	$(0.06)	$(0.09)	$(0.12)	$(0.19)

Weighted average shares outstanding:
Basic	23,494,107	23,266,857	23,475,170	23,247,920

Diluted	23,494,107	23,266,857	23,475,170	23,247,920

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

	June 30, 2010	December 31, 2009
Current assets:
Cash and cash equivalents	$769,935	$602,106
Accounts receivable, net	8,453,957	10,908,292
Inventories, net	1,438,000	2,925,388
Prepayments and other current assets	534,449	773,036

Total current assets	11,196,341	15,208,822

Property and equipment, net	209,673	333,521

Other assets:
Licenses, net	336,043	555,139
Other, net	75,267	91,857

Total other assets	411,310	646,996

Total assets	$11,817,324	$16,189,339

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	June 30, 2010	December 31, 2009
Current liabilities:
Accounts payable	$11,681,105	$12,629,113
Bank financing	4,782,038	4,485,318
Accrued commissions	803,000	1,911,000
Accrued royalties	1,567,000	1,430,000
Accrued warranties	375,000	375,000
Other accrued expenses and current liabilities	1,867,552	1,980,795

Total current liabilities	21,075,695	22,811,226

Stockholders’ deficit	(9,258,371)	(6,621,887)

Total liabilities and stockholders’ deficit	$11,817,324	$16,189,339